Exhibit 99.1
DATE: November 3, 2010
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS
•	Third quarter sales of $124.0 million grows 0.6%; up 2.9% excluding impact of currency and previously divested Uterine Health product line

•	Non-GAAP adjusted EPS of $0.29 grows 7.4% over prior year
MINNEAPOLIS, November 3, 2010 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported sales of $124.0 million for the third quarter of 2010, a 0.6 percent increase over sales of $123.2 million in the comparable quarter of 2009. The strengthening of the U.S. dollar compared to the third quarter of 2009 negatively affected revenue comparisons for the quarter by $1.4 million. Adjusting for the impact of foreign currency results in third quarter revenue growth of 1.8 percent over the same quarter last year. Further adjusting revenue for the impact of the Her Option® uterine health product line, which was sold during the first quarter of 2010, results in constant currency growth of 2.9 percent.
The Company reported third quarter net income of $18.6 million, or $0.24 per share. This compares to net income and earnings per share in the same quarter last year of $28.6 million, or $0.38, which included a $17.4 million gain on the sale of the Ovion technology and a $5.6 million gain on the exchange of convertible notes. Non-GAAP adjusted earnings per share of $0.29 compares to $0.27 in the same quarter last year, a growth of 7.4%, and finishing at the top of guidance despite softer revenue than planned. Non-GAAP adjusted earnings per share excludes the gains noted above, as well as the impact of the amortization of intangible assets and amortization of financing costs, both significant non-cash items affecting comparability to other companies. A reconciliation of reported net income to non-GAAP adjusted net income is provided in the attached schedules.
Softness in the U.S. market was a significant driver in revenue falling short of earlier expectations, resulting in U.S. revenue growth of 2.1 percent compared to the same quarter last year. This compares to revenue growth of 10.6 percent in the U.S. in the first half of 2010.
Men’s Health sales of $55.2 million in the third quarter represented an increase of 0.9 percent on a reported basis compared to the same quarter last year and 2.4 percent on a constant currency basis, with the Male Continence product line growing in mid-single digits and the Erectile Restoration product line experiencing relatively flat growth. The BPH Therapy business declined 2.9 percent on a reported basis and 1.7 percent on a constant currency basis, to $26.9 million during the quarter. Sales were negatively impacted as customers awaited the launch of the MoXy™ Liquid Cooled Fiber which did not occur until late in the last week of the third quarter. The Women’s Health business, excluding the Her Option® product line that was sold in the first quarter, increased 6.0 percent on a reported basis and 6.8 percent on a constant currency basis to $41.2 million in the third quarter. The Pelvic floor repair product line, which continued its strong performance driven by the success of both the Elevate® anterior and posterior systems was partially offset by flat sales in the Female Continence product line.
“We were impacted more significantly than anticipated in the third quarter by softness in U.S. procedure volume. In addition, we experienced a longer than expected validation process to

American Medical Systems
November 3, 2010

ensure the successful introduction of our new MoXy™ Liquid Cooled Fiber,” noted Tony Bihl, Chief Executive Officer. Mr. Bihl further stated, “We again demonstrated solid operational performance in both net income and cash management, and we are pleased to have delivered solid earnings at the high end of our guidance, despite challenging revenue results in the third quarter.”
Outlook
The Company estimates fourth quarter revenue in the range of $141 to $146 million, resulting in full year 2010 revenue guidance of $536 to $541 million, a reduction from previous 2010 guidance of $544 to $560 million. This guidance assumes foreign currency exchange rates remain constant with current rates.
Consistent with 2009, the Company has two significant non-cash charges in GAAP earnings that create inconsistencies in comparisons to many other companies; amortization of financing costs and amortization of intangible assets. Accordingly, the Company guides to non-GAAP adjusted earnings per share, which the Company defines as GAAP earnings per share excluding the impact of amortization of intangible assets and amortization of financing costs.
Despite the slower than anticipated revenue growth in the second half of 2010, the Company increased the lower end of its full year 2010 non-GAAP adjusted earnings per share guidance to $1.24 to $1.27 from previous guidance of $1.19 to $1.27. Fourth quarter non-GAAP adjusted earnings per share is expected to be in the range of $0.35 to $0.38. Both the full year and fourth quarter guidance excludes the impact of amortization of intangible assets which is approximately $0.025 and $0.10 for the fourth quarter and full year 2010, respectively, and amortization of financing costs, which is approximately $0.025 and $0.11 for the fourth quarter and full year 2010, respectively. Guidance for both periods excludes the impact of any unusual non-recurring items, such as gain or loss on early debt extinguishments, sale of non-strategic assets or IPRD charges on milestone payments related to prior acquisitions.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), management provides non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates because management believes that in order to properly understand the Company’s short-term and long-term financial trends and for purposes of comparability to other companies, investors may wish to consider the impact of certain adjustments (such as gain on extinguishment of debt, gain on sale of non-strategic assets, IPRD charges, amortization of intangible assets, amortization of financing costs and related income tax adjustments and the impact of foreign currency translation on reported revenue). These adjustments result from facts and circumstances (such as acquisition and business development activities and other non-recurring items) that vary in frequency and impact on the Company’s results of operations, represent significant items, which when excluded provide a useful measure to determine the health of the business and earnings by the business before significant non-cash charges or in the case of foreign currency translation, are highly variable and difficult to predict. Management uses non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.
A reconciliation of net income and revenue growth rate percentages, the GAAP measure most directly comparable to non-GAAP adjusted earnings per share and constant currency revenue growth rates, respectively, are provided on the attached schedules.

American Medical Systems
November 3, 2010

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Wednesday, November 3, 2010 at 5:00 p.m. eastern time to discuss its third quarter results and guidance for the fourth quarter. Those without internet access may join the call from within the U.S. by dialing 888-263-1724; outside the U.S., dial 970-315-0301.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 335,000 patients in 2009.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls or technological obsolescence; healthcare reform legislation in the U.S.; successfully managing debt leverage and related credit facility financial covenants; current worldwide economic conditions and the impact on operations of the disruption in global financial markets; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect

American Medical Systems
November 3, 2010

events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2009 and its other SEC filings.

Contact:	Mark Heggestad Executive Vice President and Chief Financial Officer 952-930-6495 Mark.Heggestad@AmericanMedicalSystems.com

Anthony Bihl President and Chief Executive Officer 952-930-6334 Tony.Bihl@AmericanMedicalSystems.com

American Medical Systems
November 3, 2010

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net sales	$124,029	$123,231	$395,323	$373,257
Cost of sales	21,963	21,284	65,795	66,234

Gross profit	102,066	101,947	329,528	307,023

Operating expenses
Marketing and selling	42,637	42,489	136,948	128,690
Research and development	12,630	12,434	39,976	38,411
General and administrative	10,850	10,459	35,337	32,898
Amortization of intangibles	3,053	3,358	9,130	10,024

Total operating expenses	69,170	68,740	221,391	210,023

Operating income	32,896	33,207	108,137	97,000

Other (expense) income
Royalty income	153	961	508	2,768
Interest expense	(3,329)	(4,674)	(10,867)	(15,050)
Amortization of financing costs	(3,503)	(4,395)	(10,542)	(12,350)
Gain on extinguishment of debt	—	5,563	—	10,125
Gain on sale of non-strategic assets	—	17,446	7,719	17,446
Other income (expense)	1,883	(324)	1,852	1,098

Total other (expense) income	(4,796)	14,577	(11,330)	4,037

Income before income taxes	28,100	47,784	96,807	101,037

Provision for income taxes	9,528	19,163	37,010	38,471

Net income	$18,572	$28,621	$59,797	$62,566

Net income per share
Basic net income	$0.24	$0.39	$0.79	$0.85
Diluted net income	0.24	0.38	0.77	0.84

Weighted average common shares used in calculation
Basic	76,151	74,278	75,627	73,939
Diluted	78,545	74,998	77,643	74,456

American Medical Systems
November 3, 2010

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	October 2, 2010	January 2, 2010
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$61,777	$50,538
Accounts receivable, net	91,561	102,590
Inventories, net	35,254	30,276
Other current assets	19,897	20,937

Total current assets	208,489	204,341
Property, plant and equipment, net	42,481	44,120
Goodwill and intangibles, net	777,442	792,467
Other long-term assets	5,347	6,223

Total assets	$1,033,759	$1,047,151

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,866	$9,114
Accrued liabilities and taxes	51,640	62,151

Total current liabilities	59,506	71,265

Debt and other long term liabilities	340,967	430,527

Total liabilities	400,473	501,792

Stockholders’ equity	633,286	545,359

Total liabilities and stockholders’ equity	$1,033,759	$1,047,151

American Medical Systems
November 3, 2010

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	October 2, 2010	October 3, 2009
Cash flows from operating activities
Net income	$59,797	$62,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	26,874	29,664
Gain on extinguishment of debt	—	(10,125)
Gain on sale of non-strategic assets	(7,719)	(17,446)
Stock-based compensation	6,284	6,649
Other adjustments, including changes in operating assets and liabilities	(11,011)	25,877

Net cash provided by operating activities	74,225	97,185

Cash flows from investing activities
Purchase of property, plant and equipment	(5,826)	(3,688)
Purchase of other intangibles	(2,438)	(5,392)
(Purchase) sale of short term investments, net	(24,084)	11,895
Sale of non-strategic assets, net	19,043	18,982
Other cash flows from investing activities	970	(171)

Net cash (used in) provided by investing activities	(12,335)	21,626

Cash flows from financing activities
Payments on senior secured credit facility	(96,963)	(78,173)
Repurchase of convertible senior subordinated notes	—	(21,125)
Debt issuance costs	—	(7,697)
Other cash flows from financing activities	22,762	6,902

Net cash used in financing activities	(74,201)	(100,093)
Effect of currency exchange rates on cash and cash equivalents	(523)	(614)

Net (decrease) increase in cash and cash equivalents	(12,834)	18,104

Cash and cash equivalents at beginning of period	30,670	11,642

Cash and cash equivalents at end of period	$17,836	$29,746

American Medical Systems
November 3, 2010

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

			Constant Currency Growth Reconciliation (a)
					Percent Growth
	Three Months Ended		Percent	Currency	at Constant
	October 2, 2010	October 3, 2009	Growth	Impact	Currency
Sales
Men’s health	$55,177	$54,666	0.9%	$(816)	2.4%
BPH therapy	26,890	27,686	-2.9%	(330)	-1.7%
Women’s health	41,192	38,848	6.0%	(293)	6.8%

Sub-total	123,259	121,200	1.7%	(1,439)	2.9%

Uterine health (b)	770	2,031	-62.1%	—	-62.1%

Total	$124,029	$123,231	0.6%	$(1,439)	1.8%

Geography
United States	$92,136	$90,231	2.1%	$—	2.1%
International	31,123	30,969	0.5%	(1,439)	5.1%

Sub-total	123,259	121,200	1.7%	(1,439)	2.9%

United States-Uterine health (b)	770	2,031	-62.1%	—	-62.1%

Total	$124,029	$123,231	0.6%	$(1,439)	1.8%

Percent of total sales
Men’s health	44%	44%
BPH therapy	22%	22%
Women’s health	33%	32%

Sub-total	99%	98%

Uterine health (b)	1%	2%

Total	100%	100%

Geography
United States	75%	75%
International	25%	25%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option ® was sold in February, 2010. Revenues in the third quarter of 2010 include revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
November 3, 2010

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

			Constant Currency Growth Reconciliation (a)
					Percent Growth
	Nine Months Ended		Percent	Currency	at Constant
	October 2, 2010	October 3, 2009	Growth	Impact	Currency
Sales
Men’s health	$181,018	$171,090	5.8%	$651	5.4%
BPH therapy	81,977	81,159	1.0%	225	0.7%
Women’s health	128,431	113,617	13.0%	551	12.6%

Sub-total	391,426	365,866	7.0%	1,427	6.6%

Uterine health (b)	3,897	7,391	-47.3%	—	-47.3%

Total	$395,323	$373,257	5.9%	$1,427	5.5%

Geography
United States	$284,189	$263,946	7.7%	$—	7.7%

International	107,237	101,920	5.2%	1,427	3.8%

Sub-total	391,426	365,866	7.0%	1,427	6.6%

United States-Uterine health (b)	3,897	7,391	-47.3%	—	-47.3%

Total	$395,323	$373,257	5.9%	$1,427	5.5%

Percent of total sales
Men’s health	46%	46%
BPH therapy	21%	22%
Women’s health	32%	30%

Sub-total	99%	98%
Uterine health (b)	1%	2%

Total	100%	100%

Geography
United States	73%	73%
International	27%	27%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option ® was sold in February, 2010. Revenues in the first nine months of 2010 consist of end-customer revenue earned prior to the date of sale, in addition to revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
November 3, 2010

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net income, as reported	$18,572	$28,621	$59,797	$62,566

Adjustments to net income:
Amortization of intangibles (a)	3,053	3,358	9,130	10,024
Amortization of financing costs (b)	3,503	4,395	10,542	12,350
Gain on extinguishment of debt (c)	—	(5,563)	—	(10,125)
Gain on sale of non-strategic assets (d)	—	(17,446)	(7,719)	(17,446)
Tax effect of adjustments to net income (e)	(2,472)	6,615	(2,343)	2,976

Non-GAAP adjusted net income	$22,656	$19,980	$69,407	$60,345

Net income per share, as reported
Basic	$0.24	$0.39	$0.79	$0.85
Diluted	$0.24	$0.38	$0.77	$0.84

Non-GAAP adjusted earnings per share
Basic	$0.30	$0.27	$0.92	$0.82
Diluted	$0.29	$0.27	$0.89	$0.81

Weighted average common shares used in calculation:
Basic	76,151	74,278	75,627	73,939
Diluted	78,545	74,998	77,643	74,456

(a)	Consists of amortization of intangible assets, primarily developed and core technology.

(b)	Consists of amortization of financing costs on our convertible senior subordinated notes and senior secured credit facility.

(c)	Relates to the $5.6 million gain in the third quarter 2009 on exchanging $250.0 million of 2036 convertible senior subordinated notes for a like amount of 2041 convertible senior subordinated notes and year-to-date 2009 also includes the $4.6 million gain in the first quarter of 2009 on retiring approximately $27.3 million of 2036 convertible senior subordinated notes.

(d)	Relates to the gain on the sale of our Her Option ® Global Endometrial Ablation product line in the first quarter of 2010 and the gain on sale of our Ovion female sterilization and technology assets in the third quarter of 2009.

(e)	Includes the tax effect of each of the above items in each of the periods.